Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2008 FOURTH
QUARTER AND FULL YEAR SALES RESULTS AND REVISES EARNINGS
GUIDANCE TOWARD UPPER END OF PREVIOUS RANGE
•	Reports Fourth Quarter Same Store Sales Decline of 8.6%, In Line With Previously Issued Guidance

•	Fourth Quarter Earnings Guidance Narrowed to a Range of $0.13 — $0.16 Per Diluted Share Compared to Previous Range of $0.07 — $0.17 Per Diluted Share
EL SEGUNDO, Calif., January 8, 2009 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2008 fourth quarter and full year ended December 28, 2008.
For the fiscal 2008 fourth quarter, net sales were $219.6 million, compared to net sales of $232.1 million for the fourth quarter of fiscal 2007. Same store sales declined 8.6% for the fourth quarter due to a decrease in customer traffic resulting from the continuation of the challenging consumer environment. As anticipated, the Company’s product selling margins were lower than the prior year, declining 50 basis points during the fourth quarter.
For the fiscal 2008 full year, net sales decreased $33.6 million, or 3.7%, to $864.7 million from $898.3 million for the fiscal 2007 full year. Same store sales declined 7.0% for the fiscal 2008 full year.
For the fiscal 2008 fourth quarter, the Company expects to realize earnings per diluted share in the range of $0.13 to $0.16, which is toward the upper end of previously issued earnings guidance. For the fiscal 2008 full year, the Company expects to realize earnings per diluted share in the range of $0.61 to $0.64.
“Given the unprecedented challenges that we and most retailers faced over the holiday season, we are pleased to report sales in line with, and anticipated earnings toward the upper end of, our previously issued guidance,” said Steven G. Miller, the Company’s Chairman,

President and Chief Executive Officer. “Importantly, we produced our fourth quarter sales without significantly compromising product margins. We believe our ability to deliver these results in this environment reflects the strength of our business model and reputation for offering values on quality merchandise, which has been a hallmark of our success for over 50 years. During the quarter, our three major merchandise categories performed within a relatively tight range of one another, with hard goods being our strongest category, followed by footwear and apparel.”
Mr. Miller continued, “As would be expected, we have remained focused on controlling expenses and managing inventories. We reduced per-store inventories at year-end by approximately 11% from the prior year. We further strengthened our balance sheet during the quarter, as our positive cash flow allowed us to reduce borrowings under our credit facility to $96.5 million at year-end from $103.4 million at the end of last year. We continue to take the steps that we believe are necessary to position our business for growth when the consumer climate improves.”
The Company expects to issue earnings results for the fiscal 2008 fourth quarter and full year, as well as provide guidance for fiscal 2009, by the last week of February.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 381 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates, credit availability and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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